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                                                                     EXHIBIT 8.1

                                  May 30, 2002

Innkeepers USA Trust
306 Royal Poinciana Way
Palm Beach, Florida  33480

                              Innkeepers USA Trust
                                Qualification as
                          Real Estate Investment Trust

Ladies and Gentlemen:

                  We have acted as counsel to Innkeepers USA Trust, a Maryland real estate investment trust (the "Company"), in connection with the preparation of a Form S-3 registration statement filed with the Securities and Exchange Commission ("SEC") on January 24, 1997 and declared effective by the SEC on April 11, 1997 (the "Registration Statement"), with respect to the offer and sale of up to $250 million of the preferred shares of beneficial interest, common shares of beneficial interest, and warrants to purchase preferred and common shares of beneficial interest of the Company and the offer and sale pursuant to the Registration Statement of up to 2,990,000 common shares of beneficial interest, par value $0.01 per share (the "Common Shares"), of the Company (the "Offering"). You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

                  The Company, through Innkeepers USA Limited Partnership, a Virginia limited partnership (the "Operating Partnership"), and its subsidiary partnerships (the "Subsidiary Partnerships"), currently owns 67 hotels and associated personal property (the "Hotels"). The Company, or a wholly-owned subsidiary of the Company, owns a 1% general partnership interest, and the Operating Partnership owns a 99% limited partnership interest, in each Subsidiary Partnership. The Operating Partnership and Subsidiary Partnerships lease (i) 61 of the Hotels to Innkeepers Hospitality, Inc., a Virginia corporation, and its affiliates (collectively, the "IH Lessee") pursuant to substantially similar operating leases (the "IH Leases") and (ii) six of the Hotels to affiliates of Wyndham International, Inc. (the "Summerfield Lessee") pursuant to

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substantially similar operating leases (the "Summerfield Leases" and, together with the IH Leases, the "Leases"). The IH Lessee operates and manages 44 of the Hotels. Wholly-owned subsidiaries of Marriott International, Inc., a Delaware corporation, operate and manage 17 of the Hotels on behalf of the IH Lessee pursuant to substantially similar management agreements (the "Marriott Management Agreements") with the IH Lessee. Other affiliates of Wyndham International, Inc. operate and manage the six Hotels leased by the Summerfield Lessee pursuant to substantially similar management agreements (the "Summerfield Management Agreements" and, together with the Marriott Management Agreements, the "Management Agreements") with the Summerfield Lessee.

                  In giving the opinions set forth herein, we have examined the following:

1. the Company's Amended and Restated Declaration of Trust, as filed with the Department of Assessments and Taxation of the State of Maryland on September 21, 1994, as amended on October 4, 1995 and September 18, 1996, and the Articles Supplementary to the Amended and Restated Declaration of Trust, as filed with the Department of Assessments and Taxation of the State of Maryland on May 15, 1998;

2.       the Company's Amended and Restated By-Laws;

3. the prospectus dated April 11, 1997 and the prospectus supplement dated May 30, 2002 (the "Prospectus Supplement") contained as part of the Registration Statement;

4. the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of November 1, 1996 (the "Operating Partnership Agreement"), among the Company, Innkeepers Financial Corporation, as general partner ("IFC"), and several limited partners, as amended;

5.       the partnership agreements of the Subsidiary Partnerships;

6.       the Leases;

7.       the Management Agreements; and

8. the taxable REIT subsidiary election for Inkeepers Residence Tysons, Inc.; and

9. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

                  In connection with the opinions rendered below, we have assumed, with your consent, that:

1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

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2.       during its taxable year ending December 31, 2002 and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

3. the Company will not make any amendments to its organizational documents, the Operating Partnership Agreement, or the partnership agreement of any Subsidiary Partnership after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year;

4. each partner (each, a "Partner") of the Operating Partnership, other than IFC, that is a corporation or other entity has a valid legal existence;

5. each Partner, other than IFC, has full power, authority, and legal right to enter into and to perform the terms of the Operating Partnership Agreement and the transactions contemplated thereby; and

6. no action will be taken by the Company, the Operating Partnership, the Subsidiary Partnerships, or the Partners after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

                  In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer's Certificate. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), or other relevant authority, we have explained such terms to the Company's representatives and are satisfied that such representatives understand such terms and are capable of making such factual representations.

                  Based on the factual matters in the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussions in the Registration Statement under the caption "Federal Income Tax Consequences of Our Status as a REIT" (which are incorporated herein by reference), we are of the opinion that:

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                  (a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 1998 through December 31, 2001, and the Company's organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2002, and in the future; and

                  (b) the descriptions of the law and the legal conclusions contained in the Registration Statement under the caption "Federal Income Tax Consequences of Our Status as a REIT" are correct in all material respects and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Common Shares.

                  We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for its 2002 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

                  The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

                  The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                                                     Very truly yours,

                                                     /s/ Hunton & Williams